Exhibit 8.1
GIBSON, DUNN & CRUTCHER LLP
LAWYERS
A REGISTERED LIMITED LIABILITY PARTNERSHIP
INCLUDING PROFESSIONAL CORPORATIONS

333 South Grand Avenue Los Angeles, California 90071-3197
(213) 229-7000
www.gibsondunn.com
December 20, 2005

Direct Dial (213) 229-7000	Client No. C 01012-00545
Fax (213) 229-7520
Allergan, Inc.
2525 Dupont Drive
Irvine, California 92612
Inamed Corporation
5540 Ekwill Street
Santa Barbara, California 93111-2936
     Re: Registration Statement on Form S-4
Ladies and Gentlemen:
      We have acted as counsel to Allergan, Inc. (“Allergan”), a Delaware corporation, in connection with the acquisition of Inamed Corporation(“Inamed”), a Delaware corporation, pursuant to the transactions described in a Registration Statement on Form S-4 filed with the United States Securities and Exchange Commission on November 21, 2005, as amended on December 9, 2005, and December 20, 2005 (the “Registration Statement”). Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Registration Statement. Pursuant to the Registration Statement, (a) Banner Acquisition, Inc. (“Offeror”), a wholly owned subsidiary of Allergan is offering to exchange for each share of Inamed common stock validly tendered and not properly withdrawn in the Offer, at the election of the holder of such shares, either cash or shares of Allergan common stock, (b) promptly after completion of the Offer, Allergan will consummate a merger of Offeror with and into Inamed, with Inamed surviving the merger (the “Inamed Merger”) and, pursuant to the Inamed Merger, Allergan will issue in exchange for each share of Inamed common stock, at the election of the holder of shares of Inamed common stock, either cash or shares of Allergan common stock, and (c) promptly after the Inamed Merger, Allergan will cause Inamed to merge with and into a wholly owned limited liability company of Allergan, with the limited liability company surviving the Merger (the “Post-Closing Merger”).
      At your request, we have examined the Registration Statement to be filed on the date hereof with the Securities and Exchange Commission in connection with the registration of the shares of Allergan common stock to be issued to the stockholders of Inamed upon consummation of the proposed transaction.
      You have requested that we render the opinion set forth below. In rendering this opinion, we have reviewed (without any independent investigation) the Registration Statement and such other documents as we have deemed necessary or appropriate. We have relied upon the truth and accuracy at all relevant times of the facts and statements contained in the Registration Statement and representations as to factual matters contained in the representation letters received from Allergan and Inamed, and have assumed that the proposed transaction will be consummated in accordance with the terms set forth therein and without any waiver of any material provision thereof. We have further assumed the accuracy of any representation or statement made “to the knowledge of” or similarly qualified without such qualification.

      Based upon the foregoing, and subject to the assumptions, exceptions, limitations and qualifications set forth herein and set forth in the discussion in the Registration Statement under the caption “Material United States Federal Income Tax Consequences”, it is our opinion that:

(a) the Offer, Inamed Merger, and the Post-Closing Merger will be treated as a single integrated transaction that qualifies as a reorganization under section 368(a) of the Internal Revenue Code (the “Code”).

(b) the discussion in the Registration Statement, under the caption “Material U.S. States Federal Income Tax Consequences,” to the extent it constitutes descriptions of legal matters or legal conclusions, is accurate in all material respects.

      This opinion represents our best judgment regarding the application of federal income tax laws under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. This opinion is being delivered prior to the consummation of the proposed transaction and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. We undertake no responsibility to advise you of any new developments in the facts or in the application or interpretation of the federal income tax laws. Furthermore, in the event any one of the facts or statements or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.
      This opinion addresses only the matters described above, and does not address any other federal, state, local or foreign tax consequences that may result from the Offer, Inamed Merger, and the Post-Closing Merger, or any other transaction (including any transaction undertaken in connection with the foregoing). This opinion is rendered to you in connection with the filing of the Registration Statement and may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.
      We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Material U.S. Federal Income Tax Consequences” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 as amended, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP